Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

March 24, 2022

Inpixon
2479 Bayshore Road

Suite 195

Palo Alto, California 94303

Ladies and Gentlemen:

We have acted as counsel to Inpixon, a Nevada corporation (the “Company”), in connection with the public offering of (a) 53,197.7234 shares (the “Preferred Shares”) of Series 8 Convertible Preferred Stock (the “Series 8 Preferred”) convertible into approximately 112,778,720 shares (subject to rounding of fractional shares) (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (b) related warrants (each, a “Warrant” and collectively, the “Warrants” and together with the Preferred Shares and the Conversion Shares, the “Securities”) to purchase up to 112,778,720 shares of Common Stock at an exercise price of $0.4717 per share, (c) the Conversion Shares issuable from time to time upon conversion of the Preferred Shares, and (d) the shares of Common Stock issuable from time to time upon exercise of the Warrants (the “Warrant Shares,” and together with the Preferred Shares, the Warrants and the Conversion Shares, the “Securities”). The Securities are to be sold by the Company pursuant to a prospectus supplement, dated March 22, 2022, and the accompanying base prospectus, dated June 17, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-256827) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As counsel to the Company in connection with this opinion letter, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings proposed to be taken by the Company relating to the issuance and sale of the Securities. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Act, and the rules and regulations of the Commission thereunder.

We have examined such documents, including the Designation of Preferences, Rights and Limitations of Series 8 Convertible Preferred Stock (the “Certificate of Designation”) and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

This opinion letter is based as to matters of law solely on Chapter 78 of the Nevada Revised Statutes, and, with respect to numbered paragraph 2, the internal laws of the State of New York. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that as of the date hereof:

1.	Following (i) execution and delivery by the Company of the Securities Purchase Agreement, dated March 22, 2022, by and among the Company and the purchasers named therein (the “Agreement”), (ii) issuance of the Securities pursuant to the terms of the Agreement and the due registration on the books of the transfer agent and registrar therefor, and (iii) receipt by the Company of the consideration for the Preferred Shares in the circumstances contemplated by the Agreement, the Preferred Shares will be validly issued, fully paid, and nonassessable.

2.	When the Warrants shall have been duly registered on the records maintained by the Company for that purpose in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Agreement, the Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	When the Conversion Shares initially issuable upon conversion of the Preferred Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the holders of the Preferred Shares, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Certificate of Designation, the Conversion Shares will be validly issued, fully paid and nonassessable.

4.	When the Warrant Shares initially issuable upon exercise of the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the holders of the Warrants, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinion in numbered paragraph 2 is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) we express no opinion as to (a) any provision for liquidated damages, monetary penalties or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, (i) proxies, powers and trusts, (j) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (k) the severability, if invalid, of provisions to the foregoing effect. With regard to our opinion regarding the Warrants, we express no opinion as to the future reservation of the shares of Common Stock underlying the Warrants.

With your consent, we have assumed (a) that the Warrants have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ MITCHELL SILBERBERG & KNUPP LLP